Exhibit 10.11

TERM LOAN CREDIT AGREEMENT

Dated as of October 25, 2016

among

LEGACY RESERVES LP,

as Borrower,

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent,

and

THE LENDERS PARTY HERETO

This TERM LOAN CREDIT AGREEMENT dated as of October 25, 2016, is among Legacy Reserves LP, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; Cortland Capital Market Services LLC, a Delaware limited liability company (in its individual capacity, “Cortland”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

The Borrower has requested term loans in an aggregate amount of up to $300,000,000 and the Lenders are prepared to make loans to the Borrower on the terms set forth herein.

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Priority Lien Debt Facility” has the meaning ascribed to such term in the Intercreditor Agreement.

“Administrative Agent Fee Letter” means that certain Administrative Agent Fee Letter, dated the Effective Date, between the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this Agreement The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P. shall not be considered or otherwise deemed to be an “Affiliate” of GSO or its Affiliates, but any fund or account managed, advised or sub-advised, by GSO or its Affiliates shall be considered an Affiliate of GSO.

“Agreement” means this Term Loan Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender, the Borrower, the Borrower’s Subsidiaries or any Guarantor from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, such Lender’s pro rata share of the outstanding Loans.

“Applicable Premium” means a premium (expressed as a percentage of the aggregate principal amount of any Loans prepaid, repaid or accelerated, as the case may be) as set forth below:

Date of Prepayment/Repayment/Acceleration	Applicable Premium
On or after August 31, 2018 until August 30, 2019	6%
On or after August 31, 2019 until August 30, 2020	3%
On or after August 31, 2020	0%

“Applicable Rate” means 12.0%.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Available Cash” means, with respect to any fiscal quarter ending prior to the Maturity Date:

(a) the sum of (i) all cash and cash equivalents of the Borrower and its Subsidiaries, treated as a single consolidated entity, on hand at the end of such fiscal month or fiscal quarter; and (ii) all additional cash and cash equivalents of the Borrower and its Subsidiaries on hand on the date of determination of Available Cash with respect to such fiscal month or fiscal quarter resulting from working capital borrowings (including borrowings under the RBL Facilities) made subsequent to the end of such fiscal month or fiscal quarter, less

(b) the amount of any cash reserves established by Legacy Reserves GP, LLC as the general partner of the Borrower to (i) provide for the proper conduct of the business of the Borrower and its Subsidiaries (including reserves for future capital expenditures including drilling and acquisitions and for anticipated future credit needs of the Borrower and its Subsidiaries), (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or an Affiliate is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions with respect to any one or more of the next twelve fiscal months or any one or more of the next four fiscal quarters; provided, that disbursements made by the Borrower or its Subsidiaries or cash reserves established, increased or reduced after the end of such fiscal month or fiscal quarter but on or before the date of determination of Available Cash with respect to such fiscal month or fiscal quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such fiscal month or fiscal quarter if Legacy Reserves GP, LLC as the general partner of the Borrower so determines.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Majority Lenders, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person; provided that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Person under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed a Bankruptcy Event.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans made on the same date.

“Borrowing Base” means at any time, (i) with respect to the RBL Credit Agreement, the “Borrowing Base” in effect on such date under the RBL Credit Agreement and with respect to any other RBL Facility, “Borrowing Base” that is substantially similar to the “Borrowing Base” under the RBL Credit Agreement, governed by provisions substantially similar to Section 2.07, 8.13(c), 9.12(d) and 9.12(e) of the RBL Credit Agreement (in each case, as such Sections relate to the determination of the amount of the Borrowing Base and the redetermination or adjustments to the Borrowing Base (including reductions in the Borrowing Base) under the RBL Credit Agreement), in each case, as may be amended, restated or otherwise modified, to the extent permitted, pursuant to the Intercreditor Agreement.

“Borrowing Base Deficiency” means a “Borrowing Base Deficiency” as defined in the Intercreditor Agreement.

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit G.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Receipts” means all cash received by or on behalf of the Borrower or any Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Subsidiary; (c) proceeds from Loans; and (d) any other cash received by or on behalf of the Borrower or any Subsidiary from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement and amounts received in respect of any disposition of Property).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $250,000 in the aggregate for any calendar year.

“Change in Control” means (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or greater than 50% of the properties or assets (determined by reference to fair market value of such properties and assets at the time of such sale, lease, transfer, conveyance or other disposition) of the Borrower and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower or removal of its general partner by the limited partners of the Borrower; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Borrower or its Subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of the Borrower’s general partner, measured by voting power, economic interest or the number of shares, units or the like; (d) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of the Borrower, measured by voting power rather than number of shares, units or the like; or (e) the first day on which a majority of the members of the Board of Directors of the general partner of the Borrower (or the board of directors of the Borrower to the extent the Borrower ceases to have a general partner) are not Continuing Directors.

Notwithstanding the preceding, a conversion of the Borrower or any of its Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change in Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Equity Interests of the Borrower immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Equity Interest of such entity or its general partner, as applicable, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Equity Interest of such entity or its general partner, as applicable.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless as indicated otherwise).

“Commitment” means, with respect to each Lender at any time, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the dollar amount set forth opposite such Lender’s name on Annex 1 less such Lender’s Applicable Percentage of the Initial Term Loans made, as modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee Rate” means 0.25%.

“Commitment Termination Date” means the earliest to occur of (a) the first anniversary of the Effective Date, (b) the date the aggregate Commitments are reduced to $0 pursuant to Section 2.01, and (c) the date of the termination of the Commitment of each Lender to make Loans pursuant to Section 10.02.

“Commodity Account” has the meaning assigned to such term in the UCC.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or a Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary (including any such payments made by an E&P Subsidiary), as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; and (d) any extraordinary gains or losses during such period; and provided further that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Legacy Reserves GP, LLC who (a) was a member of such board of directors on the date of this Agreement or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders (and the Majority Lenders shall notify the Administrative Agent in writing that such control agreement is in form and substance reasonably satisfactory to Majority Lenders) which provides for the Administrative Agent to have, subject to the Intercreditor Agreement, “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) or has a direct or indirect parent company that has become the subject of a Bail-In Action, or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Dew Gathering LLC” means Dew Gathering LLC, a Texas limited liability company and a wholly-owned Subsidiary of the Borrower.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, except as a result of a change of control or an asset sale, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“East Texas Acreage” means the Oil and Gas Properties with potential horizontal drilling locations owned by the Borrower and its Subsidiaries in Freestone, Leon, Shelby, Limestone, Anderson and Robertson Counties, Texas, in each case as more specifically described on Schedule 1.02 attached hereto.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii)

expense for income and income based taxes paid or accrued, (iii) depreciation, depletion, amortization, accretion and impairment, including without limitation, impairment of goodwill, (iv) reasonable transaction expenses and fees in connection with financing, acquisition and divestiture activities permitted under the Term Loan Documents, in an aggregate amount not to exceed $5,000,000 in any four fiscal quarter period, (v) minimum payments earned in excess of overriding royalty interests and (vi) any non-cash items associated with (a) mark to market accounting related to derivatives or investments, (b) stock based compensation arising from the grant of or issuance or replacement of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards, in each case in connection with employee plans or other compensation arrangements, and/or (c) any losses (or to the extent increasing the Consolidated Net Income, subtracting any gains) attributable to writeups or writedowns of assets, including ceiling test writedowns, and asset sales; less, all non-cash items increasing Consolidated Net Income, all calculated for the Borrower and its Subsidiaries on a consolidated basis. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”); provided, that, (x) if during such Reference Period the Borrower shall have designated any Subsidiary as an E&P Subsidiary or designated an E&P Subsidiary to no longer be an E&P Subsidiary, EBITDA for such Reference Period shall be calculated on a pro forma basis as if such designation had occurred on the first day of such Reference Period, and (y) if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then EBITDA shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E&P Subsidiary” means any corporation, limited liability company, partnership or other type of entity or joint venture, whether wholly-owned or partially owned by the Borrower or any of its Subsidiaries, engaged in the acquisition and development of oil and natural gas properties and production, processing and related activities, including transportation, located in the United States, and designated in writing as an “E&P Subsidiary” by the Borrower to the Administrative Agent in accordance with, and subject to the satisfaction of the conditions set forth in, Section 1.06.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02), which date is October 25, 2016.

“Engineering Report” means an “Engineering Report” as defined in the RBL Credit Agreement (or any engineering report delivered to the RBL Administrative Agent and acceptable to the RBL Administrative Agent as an “Engineering Report” under the RBL Credit Agreement).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any of its Subsidiaries is conducting or at any time has conducted business, or where any Property of the Borrower or any of its Subsidiaries is located, including without limitation, the Oil Pollution Act of 1990 (“ OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ( “CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“ RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“ Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any of its Subsidiaries is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the junior priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excess Cash Proceeds” has the meaning assigned to such term in Section 9.12(h).

“Excluded Accounts” means (i) segregated Deposit Accounts, the balance of which consists exclusively of funds set aside in connection with the payment of tax obligations, payroll and employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary, (ii) zero balance accounts, (iii) fiduciary accounts the balance of which consists exclusively of amounts held in trust for unaffiliated third parties in respect of such third parties’ ratable share of the revenues of

Oil and Gas Properties, (iv) escrow accounts the balance of which consists exclusively of purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (v) other Deposit Accounts, so long as the average daily balance in any such account over a 30-day period does not at any time exceed $1,000,000; provided that the aggregate average daily balance in all such accounts permitted by this clause (v) over a 30-day period does not at any time exceed $2,000,000, and (vi) accounts containing cash collateral permitted under clause (g) of the definition of “Excepted Liens”.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Term Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by any jurisdiction described in clause (a), (c) in the case of a Foreign Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender under a law in effect at the time such Foreign Lender becomes a party to this Agreement, other than pursuant to an assignment request by the Borrower under Section 5.06, (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (d) any taxes attributable to a Lender’s failure to comply with Section 5.03(e) or the Administrative Agent’s failure to comply with Section 5.03(h) and (d) any United States withholding Tax that is imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references to a Financial Officer shall mean a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“First Call Date” means August 31, 2018.

“First Lien Debt” shall have the meaning assigned to such term in the RBL Credit Agreement as in effect on the Effective Date (regardless of whether the RBL Credit Agreement is replaced, refinanced or extinguished)..

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Notice” means a written notice by a Lender to the Administrative Agent of such Lender’s funding of its pro rata share of a requested Borrowing in accordance with Section 2.05, which shall be in form as may be consented to by the Administrative Agent in its reasonable discretion.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower or any of its Subsidiaries, any of their Properties, the Administrative Agent, or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“GSO” means GSO Capital Partners LP and its Affiliates.

“Guarantors” means (a) Legacy Reserves Operating LP, (b) Legacy Reserves Operating GP LLC, (c) Legacy Reserves Services, Inc., (d) Legacy Reserves Energy Services LLC, (e) Dew Gathering LLC, (f) Pinnacle Gas Treating LLC and (g) each Material Domestic Subsidiary formed or acquired during the term of this Agreement or other Domestic Subsidiary that is a party to the Term Loan Guaranty Agreement and the Term Loan Security Agreement as a “Guarantor” and a “Grantor” (as such terms are defined in the Term Loan Guaranty Agreement and the Term Loan Security Agreement, respectively) and guarantees the Indebtedness pursuant to Section 8.14(b). For the avoidance of doubt, it is understood and agreed that an E&P Subsidiary shall not be a Guarantor.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Term Loan Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means (a) any and all amounts owing or to be owing by the Borrower, any of its Subsidiaries or any Guarantor (whether direct or indirect (including those acquired by assumption),

absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, any Lender or any Related Party of any of the foregoing under any Term Loan Document. Without limitation of the foregoing, the term “Indebtedness” shall include the unpaid principal of and interest on the Loans (including, without limitation, capitalized interest, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement and the other Term Loan Documents.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Report” means the report with respect to the value of the Oil and Gas Properties of the Borrower and its Subsidiaries as of July 1, 2016.

“Initial Term Loans” has the meaning specified in Section 2.01.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit F, or in such other form as shall be acceptable to the Administrative Agent and the Majority Lenders, in their sole discretion, and the Borrower, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including (a) to the extent included in interest expense under GAAP: (i) amortization of debt discount, (ii) capitalized interest and (iii) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP and (b) cash dividend payments by the Borrower in respect of any Disqualified Capital Stock.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” means the United States Internal Revenue Service.

“Legacy Reserves Energy Services LLC” means Legacy Reserves Energy Services LLC, a Texas limited liability company and a wholly-owned Subsidiary of the Borrower.

“Legacy Reserves GP, LLC” means Legacy Reserves GP, LLC, a Delaware limited liability company and the general partner of the Borrower.

“Legacy Reserves Operating GP LLC” means Legacy Reserves Operating GP LLC, a Delaware limited liability company, the general partner of Legacy Reserves Operating LP and a wholly-owned Subsidiary of the Borrower.

“Legacy Reserves Operating LP” means Legacy Reserves Operating LP, a Delaware limited partnership and a wholly-owned Subsidiary of the Borrower.

“Legacy Reserves Services, Inc.” means Legacy Reserves Services, Inc., a Texas corporation and a wholly-owned Subsidiary of the Borrower.

“Lenders” means the Persons listed on Annex 1, and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan” has the meaning assigned to such term in Section 2.01.

“Majority Lenders” means Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the principal amount of the Loans of the Defaulting Lenders shall be excluded from the determination of Majority Lenders.

“Make-Whole Payment Date” shall have the meaning provided in Section 3.04(b).

“Make-Whole Premium” means, with respect to a Loan at any Make-Whole Payment Date, the greater of:

(I) 6.0% of the principal amount that is subject to repayment of such Loan; and

(II) excess of: (a) the net present value at such Make-Whole Payment Date of (i) the product of (A) 106% and (B) the principal amount that is subject to prepayment or repayment of such Loan, on such Make-Whole Payment Date plus (ii) all required remaining scheduled interest payments due on the principal amount that is subject to prepayment or repayment of such Loan, to the First Call Date calculated assuming that such Loan continued to bear interest at the Applicable Rate, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum, over (b) the principal amount that is subject to prepayment or repayment of such Loan on such Make-Whole Payment Date.

“Material Adverse Effect” means a material adverse change in, or any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Guarantors taken as a whole, (b) the ability of the Borrower, any of its Subsidiaries or any Guarantor to perform any of its obligations under any Term Loan Document to which it is a party, (c) the validity or enforceability of any Term Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent or any Lender under any Term Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $2,000,000 or more; provided that, notwithstanding the foregoing, each Domestic Subsidiary that owns Properties included in the Borrowing Base or that owns any natural gas pipelines or any other gathering systems or pipelines or midstream assets shall be a Material Domestic Subsidiary.

“Material Indebtedness” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means August 31, 2021; provided that if the outstanding aggregate principal amount, without duplication, of (a) the Senior Notes outstanding as of the date hereof and (b) any other Senior Notes outstanding with a maturity date that is earlier than August 31, 2021 is, in the aggregate, greater than or equal to $15,000,000 on July 1, 2020, the Maturity Date shall be August 1, 2020.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor, which is subject to the Liens existing and to exist under the terms of the Term Loan Security Instruments.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any issuance or sale of Equity Interests or Debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or (b) with respect to any disposition, the cash proceeds (including, without limitation, cash or cash equivalents subsequently received in respect of noncash consideration initially received), net of (i) direct selling expenses (including reasonable broker’s fees or commissions, legal, accounting and investment banking fees and expenses, title insurance premiums, survey costs, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such disposition ( provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii)

amounts paid in respect of the termination of Swap Agreements in respect of notional volumes or amounts corresponding to the property subject of such disposition or any Debt being repaid under clause (iv),(iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt permitted hereunder that is secured by a Lien permitted hereunder (other than any Lien pursuant to a Term Loan Security Instrument) on the asset disposed of in such Disposition and required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset) and (v) for purposes of calculating Net Cash Proceeds under Section 9.12(h), the principal amount (together with interest and other amounts paid thereon) of any RBL Facility that is repaid with such proceeds in order to reduce or eliminate any then existing or resulting borrowing base deficiency (including, without limitation, any Borrowing Base Deficiency) under such RBL Facility (and if any Borrowing Base Deficiency remains after prepaying all of the borrowings under such RBL Facility as a result of any letter of credit exposure, any cash collateral paid with such proceeds in order to reduce or eliminate any then-existing or resulting Borrowing Base Deficiency) under such RBL Facility.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, separators, liquid extraction, treating and processing facilities, compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and/or the Subsidiaries, as the context requires.

“Operating Partnership” means Legacy Reserves Operating LP, a Delaware limited partnership and wholly owned subsidiary of the Borrower.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property or similar taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Term Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“Partnership Agreement” means the Partnership Agreement of the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDP PV-10” means, as of any date of determination thereof with respect to the Oil and Gas Properties comprised of Proved Developed Producing Properties described in the then most recent Reserve Report delivered to the Administrative Agent, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Borrower’s and Guarantors’ collective interest in such Oil and Gas Properties during the remaining expected economic lives of such Oil and Gas Properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting Proved Developed Producing Properties, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, (b) the pricing assumptions used in determining PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price, and (c) cash flows shall be adjusted to account for the actual average historical basis differential during the 12-month period preceding such date of determination as adjusted for current market conditions. The amount of PDP PV-10 at any time shall be calculated on a pro forma basis for material sales or dispositions of Properties and material acquisitions of Oil and Gas Properties comprised of Proved Developed Producing Properties consummated by the Borrower and Guarantor since the date of the Reserve Report most recently delivered pursuant to this Agreement.

“Permian Acreage” means Oil and Gas Properties with potential horizontal drilling locations owned by the Borrower and its Subsidiaries in Martin, Reeves, Winkler, Midland, Pecos, Howard, Glasscock, Reagan, Upton, Irion, Crockett, Loving and Andrews Counties, Texas and Lea County, New Mexico.

“Permitted Refinancing Debt” means Debt that is not secured by a Lien (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all or any Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) plus an amount equal to accrued and unpaid interest, prepayment premium (if any), fees and expenses reasonably incurred in connection with such refinancing; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt and required principal payments (excluding at maturity but including amortization or mandatory prepayments) not materially more onerous to the Borrower and Subsidiaries than the Refinanced Debt; (c) such new Debt does not contain covenants which taken as a whole are materially more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt; and (d) if the Refinanced Debt was subordinated, then such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Term Loan Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Option” has the meaning assigned to such term in Section 3.02(d).

“Pinnacle Gas Treating LLC” means Pinnacle Gas Treating LLC, a Texas limited liability company and a wholly-owned Subsidiary of the Borrower.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate.

“Platform” has the meaning assigned to such term in Section 8.01.

“Priority Lien Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“Priority Lien Debt” has the meaning assigned to such term in the Intercreditor Agreement.

“Priority Lien Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Priority Substitute Credit Facility” has the meaning assigned to such term in the Intercreditor Agreement.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Producing Properties” means Oil and Gas Properties which are categorized as “Proved Reserves” that are both “Developed” and “Producing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“RBL Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as the administrative agent under the RBL Credit Agreement (together with its successors and permitted assigns).

“RBL Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of April 1, 2014, among the Borrower, as borrower, the RBL Administrative Agent, and the lenders party thereto, as the same may from time to time be amended or otherwise modified or supplemented (and not, for the avoidance of doubt, Replaced), but only to the extent permitted under the terms of the Intercreditor Agreement.

“RBL Compliant” means that an RBL Facility satisfies each of the following conditions: (i) it has no make-whole or similar prepayment premium and (ii) it has no lien and/or payment priorities among the holders of obligations (including any “first-out” or “last-out” tranches), excluding any payment priorities among the holders of obligations pursuant to Section 10.02(c) of the RBL Credit Agreement or any similar provision in any other RBL Facility or RBL Loan Documents.

“RBL Facility” means any debt facility made available to the Borrower pursuant to (a) the RBL Credit Agreement, (b) any Priority Substitute Credit Facility and (c) any Additional Priority Lien Debt Facility, which, in each case, shall satisfy the following conditions: (A) such facility is RBL Compliant and (B) no such facility shall provide for an all-in yield (calculated including original issue discount, but excluding increases (i) in the underlying London interbank rate or base rate not caused by any amendment, supplement, modification, or replacement of the applicable RBL Facility, (ii) resulting from the accrual of interest at the default rate, (iii) resulting solely from movements across the pricing grid set forth in the RBL Credit Agreement or any other RBL Facility (so long as the pricing grid is the same as in the RBL Credit Agreement) (provided that any modification of the pricing grid to increase the cost of financing shall be included), or (iv) resulting from customary consent, amendment, arrangement and engagement fees) more than 2.25% per annum in excess of the total yield on Debt outstanding under the RBL Credit Agreement as in effect on the date hereof. For the avoidance of doubt, the limitations in clause (B) above shall not apply to (1) any borrowing base increase fees, (2) any upfront fees paid in syndication or in connection with any borrowing base increase, (3) customary consent, amendment, arrangement and engagement fees, (4) letter of credit issuance fees, or (5) fees which may be payable only to the administrative agent, acting in such capacity, or to the issuing bank under the applicable RBL Facility, acting in such capacity, in each case, whether payable at one time or in multiple installments; provided, that any upfront fees, engagement or arrangement fees, or borrowing base increase fees payable to Priority Lien Secured Parties (as defined in the Intercreditor Agreement) shall not exceed, in the aggregate after the date of this Agreement, 2.50% of the Priority Lien Priority Obligations (as defined in the Intercreditor Agreement) outstanding as of the date hereof.

“RBL Loan Documents” means the “Loan Documents” (as defined in the RBL Credit Agreement, or any similar term as defined in any other applicable RBL Facility), in each case, as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by the Intercreditor Agreement.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Replace” “Replace,” “Replaced” and “Replacement” have the meaning assigned to such term in the Intercreditor Agreement

“Reserve Report” means (i) for all purposes other than determination of compliance with Section 9.01, prior to the discharge of RBL Credit Agreement, a “Reserve Report” as defined in the RBL Credit Agreement and thereafter a reserve report established in accordance with the procedures set forth in the RBL Credit Agreement, in each case as in effect on the Effective Date and substituting the Administrative Agent for the RBL Administrative Agent and the relevant Lenders for the RBL Lenders and in either case otherwise complying with the requirements of the RBL Credit Agreement and (ii) for purposes of determining compliance with Section 9.01, any report, in form and substance reasonably satisfactory to the Majority Lenders, setting forth, as of the immediately preceding December 31st or July 1, as applicable, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the Strip Price, as may be adjusted in accordance with customary practice to account for subsequent acquisitions or divestitures.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower. For the avoidance of doubt, any payment on Equity Interests (including any payment on Debt that exists due to conversion or exchange of any Equity Interests into Debt) in connection an asset sale, change of control or any redemption requirements pursuant to the terms of such Equity Interest shall be a Restricted Payment.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealing with such country, territory or government (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC.

“Secured Cash Management Obligations” has the meaning assigned to such term in the RBL Credit Agreement in effect as of the date hereof.

“Secured Debt” means, at any date, all Total Debt of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, that is secured by a Lien on any asset or Property of the Borrower or any Consolidated Subsidiary (including, Debt under all RBL Facilities and Loans of all Lenders outstanding on such date).

“Secured Swap Obligations” has the meaning assigned to such term in the RBL Credit Agreement in effect as of the date hereof.

“Securities Account” has the meaning assigned to such term in the UCC.

“Senior Notes” means any unsecured senior or senior subordinated notes issued by the Borrower under Section 9.02(f) and any guarantees thereof by the Borrower or a Guarantor.

“Specified Permian Acreage” means Permian Acreage acquired on or after the Closing Date in a single acquisition or series of related acquisitions with acquisition consideration attributable thereto in excess of $5,000,000.

“Strip Price” means (x) for purposes of determining the value of Oil and Gas Properties constituting Proved Developed Producing Properties, the price estimated by the Borrower in a Reserve Report prepared by the Borrower’s petroleum engineers applying NYMEX published forward prices adjusted for relevant basis differentials (before any state or federal or other income tax) and (y) for purposes of determining the value of basis differential commodity Swap Agreements, as estimated by the Borrower applying, if available, the relevant NYMEX published forward basis differential or, if such NYMEX forward basis differential is unavailable, in good faith based on historical basis differentials, but accounting for reasonably expected future conditions (before any state or federal or other income tax). For any months beyond the first 8 years of published NYMEX forward pricing, the Strip Price used will be equal to the average of the last 12 months of the eighth year of published NYMEX forward pricing.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, until such time as the Borrower notifies the Administrative Agent in writing that the Person constituting an E&P Subsidiary is no longer designated an “E&P Subsidiary” hereunder, it is understood and agreed that neither such E&P Subsidiary nor any subsidiary of such E&P Subsidiary shall be a Subsidiary of the Borrower for purposes of this Agreement and the other Term Loan Documents other than, to the extent such E&P Subsidiary would otherwise constitute a ‘Subsidiary’ within the meaning of such definition, such E&P Subsidiary and its subsidiaries shall each be a Subsidiary for purposes of Section 7.06, Section 7.09, Section 7.10, Section 7.23, Section 8.10, Section 8.15, Section 9.09, Section 9.13 and Section 12.03(b).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement (including, without limitation, a collar or a costless collar), whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Documents” means this Agreement, the Term Loan Notes, the Administrative Agent Fee Letter, the Term Loan Security Instruments and each agreement executed by the Borrower or the Guarantors and delivered to the Administrative Agent or the Lenders in connection with or pursuant to any of the foregoing.

“Term Loan Guaranty Agreement” means the Term Loan Guarantee Agreement executed by the Guarantors on the date hereof, unconditionally guarantying on a joint and several basis payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Term Loan Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Term Loan Pledge Agreement” means the Term Loan Pledge Agreement of even date herewith executed by Borrower pledging its limited partner interests in Legacy Reserves Operating LP, its membership interests in Legacy Reserves Operating GP LLC, and all of the common stock of Legacy Reserves Services, Inc., by Legacy Reserves Operating GP LLC pledging its general partner interest in Legacy Reserves Operating LP, by Legacy Reserves Operating LP pledging its membership interests in Legacy Reserves Energy Services LLC and Dew Gathering LLC, by Dew Gathering LLC pledging its membership interests in Pinnacle Gas Treating LLC, and by the other parties party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Term Loan Security Agreement” means a Term Loan Security Agreement among the Borrower, the Guarantors and the Administrative Agent in form and substance acceptable to the Administrative Agent and the Majority Lenders granting Liens and a security interest on the Borrower’s and each Guarantor’s personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties (as defined therein) to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Term Loan Security Instruments” means the Term Loan Guaranty Agreement, the Term Loan Security Agreement, the Term Loan Pledge Agreement, the Intercreditor Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit C, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Term Loan Notes or this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under FASB Accounting Standards Codification 815 and (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP. The term “Total Debt” specifically excludes any obligations of the Borrower under any Swap Agreements.

“Total Proved Reserves” means Oil and Gas Properties which are categorized as “Proved Reserves”, as such term is defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“TPG Development Agreement” means that certain Development Agreement, dated July 2, 2015, as amended, restated, supplemented and as may be further modified, between the Operating Partnership and Jupiter JV LP (“ Investor”), which was formed by certain of TPG Special Situations Partners’ investment funds, pursuant to which the Investor will participate in the funding, exploration, development and operation of certain of the Operating Partnership’s currently undeveloped oil and gas properties, restricted to certain depths, located in the University Block, RTF Block, Lea Hamon Block and the areas of mutual interest related thereto in the Permian Basin (collectively, the “TPG JD Subject Assets”).

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Term Loan Document to which it is a party, borrowing of Loans, the use of the proceeds thereof, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Term Loan Security Instruments and (b) any Guarantor, the execution, delivery and performance by such Guarantor of each Term Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Term Loan Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Term Loan Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Term Loan Security Instruments.

“Treasury Rate” means, with respect to a Make-Whole Payment Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Make-Whole Payment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Payment Date to but excluding the First Call Date; provided, however, that if the period from such Make-Whole Payment Date to but excluding the First Call Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Payment Date to but excluding the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.01(e)(ii)(C).

“Volumetric Production Payments” means sales of Hydrocarbons in place that require the Borrower or any Guarantor to deliver Hydrocarbons at some future time without receipt by such Borrower or Guarantor at such future time of full payment therefor.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03 [Reserved].

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Term Loan Documents herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Term Loan Documents herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Term Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06 Designation and Conversion of E&P Subsidiaries. The Borrower may designate by prior written notice thereof to the Administrative Agent, any Subsidiary (including a newly formed or newly acquired Subsidiary) as an E&P Subsidiary (other than any Subsidiary that owns or has an interest in any Property assigned value in the Borrowing Base then in effect), provided that (i) both before, and immediately after giving effect, to such designation, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such designation, (B) the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01 (assuming, if such financial covenants are not yet in effect, that such financial covenants are in effect solely for this purpose), (C) the representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and each of the other Term Loan Documents shall be true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date); (ii) such designation shall be deemed to be an Investment in an amount equal to the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Section 9.05(l) on the date of such designation; (iii) after giving effect to such designation, such Subsidiary is in compliance with the requirements of Section 8.17; and (iv) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Majority Lenders, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iv) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating compliance on a pro forma basis with the covenants set forth in Section 9.01 (assuming, if such financial covenants are not yet in effect, that such financial covenants are in effect solely for this purpose)) and certifying that such Subsidiary does not own or have an interest in any Property assigned value in the Borrowing Base then in effect. Except as provided in this Section 1.06, no Subsidiary may be designated (and no Subsidiary may be redesignated) as an E&P Subsidiary.

(a) If, at any time, any E&P Subsidiary would fail to meet the requirements for an E&P Subsidiary set forth in Section 8.17, it shall thereafter cease to be an E&P Subsidiary for purposes of this Agreement (and, for the avoidance of doubt, any Investment, Debt and Liens of such E&P Subsidiary existing at such time shall be deemed to be incurred by such E&P Subsidiary as a Subsidiary as of such time and, if such Investments, Debt and Liens are not permitted to be incurred as of such time under Article IX, an Event of Default shall occur).

(b) The Borrower may designate by prior written notice thereof to the Administrative Agent any E&P Subsidiary to no longer be designated as an E&P Subsidiary; provided that (i) both before, and immediately after giving effect, to such designation, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such designation, (B) the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01 (assuming, if such financial covenants are not yet in effect, that such financial covenants are in effect solely for this purpose), (C) the representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and each of the other Term Loan Documents shall be true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) the designation of an E&P Subsidiary to no longer be an E&P Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt, or Liens of such E&P Subsidiary as a Subsidiary existing at such time, and the Borrower shall be in compliance with Article IX after giving effect to such designation, (iii) immediately after giving effect to such designation, the Borrower and such Subsidiary shall be in compliance with the requirements of Section 8.14 and (iv) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Majority Lenders, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iii) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating compliance on a pro forma basis with the covenants set forth in Section 9.01).

ARTICLE II

THE CREDITS

Section 2.01 Loans.

(a) Subject to the terms and conditions set forth herein, (i) each Lender agrees, severally and not jointly, to make term loans (the “Initial Term Loans”) in Dollars to the Borrower on the Effective Date in the aggregate principal amount of $60,000,000.

(ii) From time to time, on or prior to the Commitment Termination Date, the Borrower may request additional Loans (the “Additional Term Loans “and, together with the Initial Term Loans, the “Loans”) in an aggregate amount not to exceed the Lenders’ Commitment. Such Additional Term Loans shall be in minimum increments of $5,000,000.

(iii) Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

(iv) Each Lender’s Commitment shall be immediately reduced, without further action, by the amount of Loans funded by such Lender.

(b) [Reserved]

Section 2.02 Loans and Borrowings.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) Term Loan Notes. At the request of a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that such Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Term Loan Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by such Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Term Loan Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Term Loan Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Term Loan Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing twelve Business Days before the date of the proposed Borrowing by hand delivery, telecopy or electronic mail to the Administrative Agent of a duly completed Borrowing Request and signed by the Borrower.. Each such written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the amount of the then effective Borrowing Base; and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding anything to the contrary herein, so long as the conditions set forth in Section 6.02 have been satisfied, any Lender may choose to fund its pro rata share of a requested Borrowing in accordance with Section 2.05 during the twelve Business Day period prior to the date of a proposed Borrowing, it being understood that the Administrative Agent is explicitly authorized and directed by the Lenders to provide any such amounts received from the Lenders during such twelve Business Day period to the Borrower as soon as practicable, subject to the terms of Section 2.05.

Section 2.04 [Reserved].

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders on the Date of a Proposed Borrowing. Unless made earlier pursuant to Section 2.05(b) below, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof specified in the applicable Borrowing Request by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all funds requested and not otherwise funded pursuant to Section 2.05(b) below, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request.

(b) Funding by Lenders Prior to the Date of a Proposed Borrowing. Notwithstanding anything to the contrary herein, so long as the conditions set forth in Section 6.02 have been satisfied with respect to the applicable requested Borrowing, each Lender may elect to make each Loan to be made by it hereunder on any Business Day during the twelve Business Day period prior to the date of a proposed Borrowing (any such date specified by a Lender, an “Early Funding Date”) by providing a Funding Notice to the Administrative Agent no later than 11:00 a.m., Houston time, on the date of such funding. Each such written Funding Notice shall specify the following information:

(i) the Borrowing Request to which this Funding Notice relates;

(ii) the date of such Early Funding Date, which shall be a Business Day;

(iii) the Lender proposing to fund on such date; and

(iv) the amount of the Loan to be made by such Lender, which shall be equal to such Lender’s pro rata share of the requested Borrowing.

Each Lender that has delivered a Funding Notice may make the Loan specified in the Funding Notice on the applicable Early Funding Date by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. If a Lender fails to fund on the Early Funding Date specified in its Funding Notice, such Funding Notice shall be deemed cancelled and of no further effect. Any Lender may submit a new Funding Notice if its prior Funding Notice was cancelled in accordance with the preceding sentence; provided, however, that no Lender shall have more than one Funding Notice outstanding with respect to a single Borrowing at any one time. Upon receipt by the Administrative Agent of all funds expected on any Early Funding Date pursuant to all outstanding Funding Notices (or, if less, the funds received by 3:00 p.m. Houston time on any such Early Funding Date), the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided, that, if any such funds are received after 3:00 p.m. Houston time on such Early Funding Date, the Administrative Agent will make such Loans available to the Borrower by promptly (and in any event within one Business Day) crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request. If any Lender funds all or any portion of any Loan to be made by it hereunder prior to the proposed date specified in the applicable Borrowing Request but does not provide a corresponding Funding Notice, the Administrative Agent may, in its sole discretion, require that such Lender provide a Funding Notice (and, if applicable, the remainder of its Loan) prior to crediting such amounts to the Borrower.

(c) Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(d) [Reserved].

ARTICLE III

PAYMENTS; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02 Interest.

(a) Interest Rate. Subject to the provisions of Section 3.02(c), Borrower shall pay interest on the Loans in an aggregate amount calculated based on the Applicable Rate.

(b) [Reserved].

(c) Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Term Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at the Applicable Rate plus two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment.

(i) Accrued interest on each Loan shall be payable in arrears on the last day of each March, June, September and December and on the Maturity Date (each such date, an “Interest Payment Date”).

(ii) Interest shall be payable on each Interest Payment Date entirely in cash, except that (so long as no Event of Default has occurred and is continuing), the Borrower may elect to pay up to 50% of the interest payable on any Interest Payment Date prior to the date which is 18 months after the Effective Date in kind by having such interest capitalized, compounded and added to the unpaid principal amount of the Loan (the “PIK Option”) on such Interest Payment Date in lieu of cash payment, whereupon on such Interest Payment Date the aggregate outstanding principal amount of the applicable Loans shall be automatically increased by the amount of such interest paid in kind (which interest paid in kind shall be treated as principal of the Loans for all purposes hereunder). Borrower shall notify the Administrative Agent in writing of its exercise the PIK Option no later than three Business Days prior to the relevant Interest Payment Date. The Administrative Agent shall deliver to the Lenders prompt written notice of the Borrower’s exercise of any such PIK Option.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest shall accrue on each Loan from and include the date of funding of such Loan pursuant to Section 2.05, but shall exclude the date of payment.

Section 3.03 [Reserved].

Section 3.04 Prepayments

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and requirements of this Section 3.04.

(b) Notice and Terms of Optional Prepayment; Call Protection. The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder, not later than 11:00 a.m., Houston time, one Business Day before the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Other than any prepayments made under Section 3.04(c), prepayments or repayment made (i) on a date prior to the First Call Date (any such date a “Make-Whole Payment Date”) shall be accompanied by the Make-Whole Premium and (ii) on or after the First Call Date but on or prior to August 30, 2020 shall be accompanied by the Applicable Premium with respect to the principal amount of the Loan being prepaid or repaid and, in each case, shall include 100% of the principal amount of the Loan being prepaid or repaid and the accrued but unpaid interest that has accrued pursuant to Section 3.02 on the principal amount of the Loan being prepaid.

(c) Mandatory Prepayments.

(i) Free Cash Flow Sweep. If the Borrower’s ratio of First Lien Debt to EBITDA (as such ratio is recomputed on such date of determination using (a) First Lien Debt outstanding on such date of determination and (b) EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available) shall, as of the last day of any fiscal quarter ending on the dates set forth below, be greater than the ratios set forth below opposite the corresponding dates:

Quarters Ending:	Ratio of First Lien Debt to EBITDA:
September 30, 2016 and December 31, 2016	3.00:1.00
March 31, 2017	2.50:1.00
June 30, 2017	2.25:1.00
September 30, 2017	2.00:1.00
December 31, 2017	1.75:1.00
March 31, 2018—June 30, 2019	1.50:1.00
September 30, 2019	1.25:1.00
December 31, 2019—March 31, 2020	1.00:1.00
June 30, 2020—December 31, 2020	0.75:1.00
March 31, 2021 and thereafter	0.50:1.00

then:

(i) Borrower shall not spend more than $60 million on capital expenditures, Acquisitions or Investments in the subsequent four quarters ( provided, that such limitation on capital expenditures shall no longer apply if, during such four quarter period, the Borrower’s ratio of First Lien Debt to EBITDA is less than or equal to the ratio set forth opposite the relevant period above) and

(ii) within 45 days of the last day of such quarter, Borrower shall, at the Borrower’s option, either (A) voluntarily prepay amounts under the RBL Facilities (unless waived by the Majority Lenders, to the extent such payment is not required under the RBL Facilities) or (B) to the extent permitted under the RBL Facilities, make an offer to prepay the Loans at a price equal to (x) 100% of the principal amount thereof plus (y) accrued but unpaid interest, if any, to the date of such prepayment, in either case, with the entire amount of the Borrower’s and its Subsidiaries’ cash and cash equivalents on hand ( provided, however, cash and cash equivalents for such purpose shall be deemed to not include (I) amounts with respect to which the Borrower or its Subsidiaries have issued checks or has initiated wires or ACH transfers as of the date of calculation to Persons that are not the Borrower or any of its Subsidiaries or Affiliates, (II) any amounts constituting purchase price deposits or other purchase price consideration for payment pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits and purchase price and (III) subject to the mandatory prepayment requirement (to the extent applicable, if at all) in Section 9.12(h), any amounts received by the Borrower or any of its Subsidiaries from an asset sale or other Disposition and except for up to $20 million which Borrower may retain as cash on hand and not offer to repay RBL Facilities or the Term Loan if it reasonably determines it is required to meet working capital or liquidity needs) to prepay (such offer, the “Free Cash Flow Sweep Offer”).

Each Lender may accept all or a portion of its pro rata share of the Free Cash Flow Sweep Offer by providing written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. ten (10) Business Days after the date of such Lender’s receipt of the Free Cash Flow Sweep Offer. Each such notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be accepted by such Lender; provided that if such Lender fails to specify the principal amount of the Loans to be accepted, it shall be deemed to have requested a prepayment in the full amount of its pro rata share of the Free Cash Flow Sweep Offer to be prepaid. If a Lender shall fail to respond to the Administrative Agent with an acceptance or denial of a Free Cash Flow Sweep Offer within ten (10) Business Days after the date of such Lender’s receipt of the Free Cash Flow Sweep Offer, such failure will be deemed a rejection of the total amount of such mandatory prepayment of Loans.

(ii) Change in Control. To the extent a Change in Control occurs (the date of such Change in Control, the “Change in Control Date”), within thirty (30) days following any Change in Control Date, the Borrower shall make a written offer to prepay the Loans (the “Change in Control Offer”) to the Lenders (with a copy to the Administrative Agent) ( provided that if such offer is delivered prior to the occurrence of a Change in Control, the offer may state that the Change in Control Offer is conditioned on the occurrence of such Change in Control) for an aggregate principal amount of all of the Loans, together with any accrued and unpaid interest, plus a prepayment premium equal to one percent (1%) of the aggregate principal amount to be repaid. Each Lender may accept all or a portion of its pro rata share of the Change in Control Offer by providing written notice (a “Change in Control Offer Acceptance Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. ten (10) Business Days after the date of such Lender’s receipt of the Change in Control Offer. Each Change in Control Offer Acceptance Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be accepted by such Lender; provided that if such Lender fails to specify the principal amount of the Loans to be accepted, it shall be deemed to have requested a prepayment in full of its Loans. If a Lender fails to deliver a Change in Control Offer Acceptance Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of the total amount of such mandatory prepayment of the Loans. The Borrower shall make any prepayments no later than ten (10) Business Days after expiration of the time period for acceptance by Lenders of Change in Control Offers (or, if such ten (10) Business Day period expires prior to the date of the Change in Control, on the date of such Change in Control).

(iii) [Reserved].

(iv) To the extent there exists any Excess Cash Proceeds, the Borrower shall, at the Borrower’s option, either (A) voluntarily prepay amounts under the RBL Facilities (unless waived by the Majority Lenders, to the extent such payment is not required under the RBL Facilities) or (B) to the extent permitted under the RBL Facilities, make a written offer to all Lenders (with a copy to the Administrative Agent) to prepay the Loans at a price equal to (x) 100% of the principal amount thereof plus (y) accrued but unpaid interest, if any, to the date of such prepayment, in either case, with the entire amount of Excess Cash Proceeds (the “Excess Cash Proceeds Offer”).

(v) If applicable, each Lender may accept all or a portion of its Applicable Percentage of the Excess Cash Proceeds Offer by providing written notice (an “Asset Sale Acceptance Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. ten (10) Business Days after the date of such Lender’s receipt of the Excess Cash Proceeds Offer. Each Asset Sale Acceptance Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be accepted by such Lender; provided that if such Lender fails to specify the principal amount of the Loans to be accepted, it shall be deemed to have requested a prepayment in the full amount of its Applicable Percentage of the Excess Cash Proceeds to be prepaid. If a Lender fails to deliver an Asset Sale Acceptance Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of the total amount of such mandatory prepayment of Loans. The Borrower shall make any prepayments no later than five Business Days after expiration of the time period for acceptance by Lenders of Asset Sale/Casualty Event Offers. Any amounts not accepted (the “Declined Amounts”) shall be retained by the Borrower and must be reinvested pursuant to Section 9.12(h)(iv).

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued but unpaid interest that has accrued pursuant to Section 3.02 on the amount of the principal amount of the Loans being prepaid.

(d) Repayment Premium Event. It is understood and agreed that if the Obligations are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Make-Whole Premium or the Applicable Premium, as applicable, which would have applied if, at the time of such acceleration, the Borrower had prepaid any or all of the Loans as contemplated in Section 3.04(a) and (c) above (any such event, a “Repayment Premium Event”), will also be due and payable as though a Repayment Premium Event had occurred and such Make-Whole Premium and Applicable Premium, as the case may be, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Make-Whole Premium or Applicable Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The Make-Whole Premium and the Applicable Premium, as applicable, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH OF BORROWER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE PREMIUM AND APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Borrower and each Guarantor expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Make-Whole Premium and the Applicable Premium are reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Make-Whole Premium and the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Make-Whole Premium and the Applicable Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Make-Whole Premium and the Applicable Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans.

(e) RBL Facilities. Notwithstanding anything in this this Agreement to the contrary, in no event shall the Borrower make any voluntary or mandatory prepayment pursuant to this Section 3.04 in respect of the Loans unless such prepayment is expressly permitted under the RBL Facilities.

Section 3.05 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the first anniversary of the Effective Date. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Upfront Fees. On the Effective Date Borrowing of the Initial Loans and on the date of any Borrowing of Additional Loans, as applicable, Borrower agrees to pay to each Lender, as fee compensation for the funding of such Lender’s Loan, an upfront fee in an amount equal to 2.00% of the stated principal amount of such Lender’s Loan, payable to such Lender from the proceeds of its Loan as and when funded. Such upfront fee will be in all respects fully earned, due and payable upon the funding of the Loans and non-refundable and non-creditable thereafter.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Administrative Agent Fee Letter at the times and in the amounts specified therein. The fees payable to the Administrative Agent under the Administrative Agent Fee Letter shall be fully earned when due and shall not be refundable for any reason whatsoever.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 5.01, Section 5.03 or otherwise) prior to 1:00 p.m., Houston time, on the date when due, in immediately available funds (subject to the PIK Option), without defense, deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Section 5.01, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder (subject to the PIK Option) shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply) and (iii) for the avoidance of doubt, the provisions of this Section 4.01(c) shall not be construed to apply to any greater amount of accrued interest paid solely as a result of earlier funding(s) by one or more Lenders under Section 2.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Failure of Lender to Make Payment Due to Administrative Agent. To the extent any Lender has failed to pay Administrative Agent any amount required to be paid by it pursuant to this Agreement (including pursuant to 5.03(g) or 12.03(c)) within two (2) Business Days of the date when due, any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Lender (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Lender to Administrative Agent hereunder; and second, to such Lender.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 [Reserved].

ARTICLE V

INCREASED COSTS; TAXES

Section 5.01 Increased Costs.

(a) [Reserved].

(b) Capital Requirements or Liquidity. If any Lender determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Lender may make any such demand more than 180 days after the Maturity Date, nor for any amount which has accrued more than 270 days prior to such Lender delivering the certificate required in Section 5.01(c).

Section 5.02 [Reserved].

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Term Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, unless required by applicable law. If any Taxes are required to be deducted or withheld from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by such Borrower or Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent or the Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions or withholdings and (iii) the Borrower or such Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower and the Guarantors shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower and the Guarantors hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the basis of such Indemnified Taxes and Other Taxes and the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Term Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the two preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Term Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Term Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI or W-8EXP;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Term Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Indemnification by the Lenders; Withholding Tax. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 5.01, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, for (i) any and all Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower and the Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any and all Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register, (iii) any and all Excluded Taxes attributable to such Lender, and (iv) any and all other Taxes attributable to such Lender and incurred or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), in each case, that are payable or paid by the Administrative Agent in connection with any Term Loan Document, and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Term Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g). The agreements in this paragraph (g) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Term Loan Document.

(h) The Administrative Agent shall, on or prior to the date on which it becomes the Administrative Agent under this Agreement, provide the Borrower with one duly completed copy of, if it is a U.S. Person, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a U.S. Person, (i) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (ii) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrower. Notwithstanding any other provision of this paragraph (h), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

Section 5.04 Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 [Reserved].

Section 5.06 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Sections 5.01 or 5.03 as a result of any condition described in such Sections or (ii) any Lender becomes a Defaulting Lender, then the Borrower may, on 10 Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 12.04(b) (with the assignment fee to be paid by the Borrower in each such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.

(b) Any Lender being replaced pursuant to Section 5.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment, outstanding Loans in respect thereof, and (ii) deliver any Term Loan Notes evidencing such Loans to the Borrower or to the Administrative Agent.

(c) Any assignment pursuant to this Section 5.06 shall be deemed to satisfy the Borrower consent requirement of Section 12.04(b)(ii)(F).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make the Initial Term Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent and the Lenders shall have received a certificate of the Borrower and of each Guarantor setting forth (i) resolutions of the board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Term Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the individuals (A) who are authorized to sign the Term Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Term Loan Documents to which it is a party, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor, in each case, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent and the Lenders shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor, if any.

(d) The Administrative Agent and the Lenders shall have received (A) a compliance certificate, which shall be substantially in the form of Exhibit B, and (B) a certificate certifying that the conditions specified in Section 6.02(a) and 6.02(c) are satisfied, in each case, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(e) The Administrative Agent and the Lenders shall have received from each party hereto counterparts (in such number as may be requested by the Majority Lenders) of this Agreement signed on behalf of such party.

(f) The Administrative Agent and the Lenders shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Majority Lenders) of the Term Loan Security Instruments, including the Term Loan Guaranty Agreements, the Term Loan Pledge Agreement, and the other Term Loan Security Instruments described on Exhibit C and a Term Loan Security Instrument covering the Bethel treating and processing facility located in Anderson County, Texas, as a Mortgaged Property. In connection with the execution and delivery of the Term Loan Security Instruments, the Majority Lenders shall be reasonably satisfied that the Term Loan Security Instruments create junior priority, perfected Liens (subject only to the Priority Liens and Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 95% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(g) The Administrative Agent and the Lenders shall have received such legal opinions, each in form and substance satisfactory to the Majority Lenders, as to such matters incident to the Transactions as the Majority Lenders may reasonably request.

(h) The Administrative Agent and the Lenders shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(i) The Administrative Agent and the Lenders shall have received such information as the Majority Lenders may reasonably require, all of which shall be reasonably satisfactory to the Majority Lenders in form and substance, on the title to not less than 80% of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(j) The Administrative Agent and the Lenders shall have received Control Agreements with respect to certain of the Borrower’s and the Guarantors’ deposit accounts in compliance with the Security Agreement.

(k) The Administrative Agent and the Lenders shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.03.

(l) The Administrative Agent and the Lenders shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report.

(m) The Administrative Agent and the Lenders shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower, and its Subsidiaries for each of the following jurisdictions: Delaware, Montana, New Mexico, North Dakota, Oklahoma, Texas, Wyoming, Colorado and any other jurisdiction requested by the Majority Lenders; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03 (including, for the avoidance of doubt, Liens in respect of the existing RBL Facility).

(n) [Reserved].

(o) The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act (including, without limitation, a IRS Form W-9 duly completed and executed by the Borrower).

(p) The Administrative Agent and the Lenders shall have received such other documents as the Administrative Agent, any Lender or special counsel to the Administrative Agent or any Lender may reasonably request.

(q) The Borrowing Base then in effect is at least $600,000,000.

(r) The RBL Credit Agreement shall have been amended to permit the Transactions in a manner reasonably satisfactory to the Majority Lenders.

(s) The Administrative Agent shall have received a fully executed copy of the Administrative Agent Fee Letter.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) At the time the applicable Borrowing Request is delivered to the Administrative Agent and after giving effect to such Borrowing (as if such Borrowing took place on the same date the Borrowing Request is delivered) (i) no Default shall have occurred and be continuing, and (ii) the Borrower shall be in compliance, on a pro forma basis before and after giving effect to such Borrowing as if such Borrowing took place on the same date the Borrowing Request is delivered, with the financial covenants in Section 9.01 (assuming, if such financial covenants are not yet in effect, that such financial covenants are in effect solely for this purpose); provided, however, that if the Borrower becomes aware after delivery of such Borrowing Request, but prior to the corresponding Loan having been made, that the condition in this Section 6.02(a) would fail to be satisfied on the proposed date of such Borrowing, the Borrower shall promptly, and in any event prior to the effectiveness of such Borrowing, notify the Administrative Agent in writing of such failure and, provided that such notice is received at least one Business Day prior to the date of the proposed Borrowing (or such later time as the Administrative Agent and the Lenders may agree), the applicable Borrowing Request will be deemed to have never been delivered to the Administrative Agent.

(b) At the time the applicable Borrowing Request is delivered to the Administrative Agent and after giving effect to such Borrowing (as if such Borrowing took place on the same date the Borrowing Request is delivered) no Material Adverse Effect shall have occurred; provided, however, that if the Borrower becomes aware after delivery of such Borrowing Request, but prior to the corresponding Loan having been made, that the condition in this Section 6.02(b) would fail to be satisfied on the proposed date of such Borrowing, the Borrower shall promptly, and in any event prior to the effectiveness of such Borrowing, notify the Administrative Agent in writing of such failure and, provided that such notice is received at least one Business Day prior to the date of the proposed Borrowing (or such later time as the Administrative Agent and the Lenders may agree), the applicable Borrowing Request will be deemed to have never been delivered to the Administrative Agent.

(c) The representations and warranties of the Borrower and the Guarantors, if any, set forth in this Agreement and in the other Term Loan Documents shall be true and correct at the time a Borrowing Request is delivered to the Administrative Agent and after giving effect to such Borrowing (as if such Borrowing took place on the same date the Borrowing Request is delivered) except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing such representations and warranties shall continue to be true and correct as of such specified earlier date; provided, however, that if the Borrower becomes aware after delivery of such Borrowing Request, but prior to the corresponding Loan having been made, that the condition in this Section 6.02(c) would fail to be satisfied on the proposed date of such Borrowing, the Borrower shall promptly, and in any event prior to the effectiveness of such Borrowing, notify the Administrative Agent in writing of such failure and, provided such notice is received at least one Business Day prior to the date of the proposed Borrowing (or such later time as the Administrative Agent and the Lenders may agree), the applicable Borrowing Request will be deemed to have never been delivered to the Administrative Agent.

(d) The making of such Loan would not conflict with, or cause any Lender to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan or the consummation of the transactions contemplated by this Agreement or any other Term Loan Document.

(e) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

(f) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the date of such Borrowing that occurs after the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The use of proceeds of such Borrowing is consistent with Section 7.21.

(h) Each request for a Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (h).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). When executed and delivered, each Term Loan Document to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other Person, whether interested or disinterested), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Term Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, and except for the filing and recording of Term Loan Security Instruments to perfect the Liens created hereby, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any of its Subsidiaries (other than the Liens created by the Term Loan Documents).

Section 7.04 Financial Position; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the audited financial statements of Borrower ended December 31, 2015. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Since December 31, 2015, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Neither the Borrower nor any of its Subsidiaries has on the date hereof any material Debt (including Disqualified Capital Stock), or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05 Litigation. Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve any Term Loan Document or the Transactions. Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a) neither any Property of the Borrower or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b) no Property of the Borrower or any of its Subsidiaries nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each of its Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed or requested, and the Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e) the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f) to the extent applicable, all Property of the Borrower and each of its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g) neither the Borrower nor any of its Subsidiaries has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and its Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries is (i) in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any of its Subsidiaries to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any of its Subsidiaries or any of their Properties is bound or (ii) in the actual knowledge of a Responsible Officer of the Borrower or any of its Subsidiaries, in material default under any material contract, including the TPG Development Agreement.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA.

(a) The Borrower, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any.

(b) Each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred that could result in imposition on the Borrower, any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any of its Subsidiaries or any ERISA Affiliate has been or is expected by the Borrower, any of its Subsidiaries or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan, if any, which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i) Neither the Borrower, its Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11 Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Term Loan Document or delivered hereunder or under any other Term Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Term Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries prior to, or on, the date hereof in connection with the transactions contemplated hereby.

There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 7.12 Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13 Restriction on Liens. Neither the Borrower nor any of its Subsidiaries is a party to any material agreement or arrangement (other than the Priority Lien Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Term Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and there are no E&P Subsidiaries. The Borrower has no Foreign Subsidiaries.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Legacy Reserves LP, and the organizational identification number of the Borrower in its jurisdiction of organization is 4038949 (or as set forth in a written notice delivered to the Administrative Agent pursuant to Section 8.01(n)). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16 Properties; Titles, Etc.

(a) Each of the Borrower and its Subsidiaries has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, good and defensible title to its Oil and Gas Properties comprised of natural gas pipelines or other gathering systems or pipelines or midstream assets and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or any of its Subsidiaries specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or any of its Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or any of its Subsidiaries’ net revenue interest in such Property.

(b) All material leases and agreements necessary for the present conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects as of the date hereof.

(d) All of the material Properties of the Borrower and each of its Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, separation, treating gas processing plants, compressors, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18 [Reserved].

Section 7.19 East Texas Acreage. Schedule 1.02 sets forth, to the knowledge of the Borrower and its Subsidiaries a true and complete list of all East Texas Acreage as of the Closing Date.

Section 7.20 Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth, a true and complete summary of all Swap Agreements of the Borrower and each of its Subsidiaries which includes the material terms thereof (including the type, term and notional amounts or volumes).

Section 7.21 Use of Loans.

(a) The proceeds of the Loans shall be used for general corporate purposes and/or for the repayment of outstanding Debt of the Borrower and its Subsidiaries, in any such case, as approved by each of Borrower and GSO (or, if at any time GSO and its managed, advised or sub-advised funds hold no Loans hereunder, the Majority Lenders).

(b) The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22 Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23 USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) the Borrower, any Guarantor, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of the Borrower, any Guarantor, or any Subsidiary or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. Neither the Borrower nor any of its Subsidiaries, nor its parent company or any Guarantor, or, to the knowledge of such Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 7.24 International Operations. None of the Borrower and its Subsidiaries own, and have not acquired or made any other material expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Term Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event not later than 90 days after the end of each fiscal year, the Borrower’s audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Majority Lenders (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) [reserved] and (v) specifying each Subsidiary and E&P Subsidiary.

(d) Certificate of Accounting Firm — Defaults. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e) Certificate of Financial Officer — Consolidating Information. If, at any time, all of entities of the Borrower that would otherwise be a Subsidiary of the Borrower except for the designation of such entity as an E&P Subsidiary, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all E&P Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(f) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Majority Lenders, setting forth as of the last Business Day of such calendar month or fiscal year, a true and complete summary of all Swap Agreements of the Borrower and each of its Subsidiaries which includes the material terms thereof (including the type, term and notional amounts or volumes) not listed on Schedule 7.20.

(g) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Majority Lenders, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(h) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary to such letter or report.

(i) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(j) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k) Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Borrower or any of its Subsidiaries.

(l) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any of its Subsidiaries intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests in any Subsidiary owning interests in such Oil and Gas Properties) during any period between two successive Scheduled Redetermination Dates having a value, individually or in the aggregate, in excess of $1,000,000 (in each case as assigned to such Oil and Gas Properties in the most recently delivered Reserve Report), prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Administrative Agent or any Lender.

(m) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(n) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within 30 days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number, if any.

(o) Production Report and Lease Operating Statements. Within 45 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the Priority Lien Documents or to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any of its Subsidiaries.

(q) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Term Loan Document, as the Administrative Agent or any Lender may reasonably request.

(r) Scheduled and Interim Redeterminations and Amendments. Promptly, but in any event within five (5) Business Days after (i) any notice or document is delivered in connection with each Scheduled Redetermination and Interim Redetermination under (and each as defined in) Section 2.07(b) of the RBL Credit Agreement, a copy of such notice and document and (ii) execution and delivery of any amendment, supplement or other modification to the RBL Credit Agreement, a copy of each such amendment, supplement and other modification.

(s) Other Notices under RBL Credit Agreement. Promptly, and within the time frame specified in the RBL Credit Agreement, any notices delivered pursuant to Section 8.01(r)(ii) of the RBL Credit Agreement.

(t) Permian Acreage. Not later than 5 Business Days after the consummation of an acquisition of Specified Permian Acreage by the Borrower or any of its Subsidiaries, written notice thereof, legal descriptions of the Properties acquired thereby and such other details as may be reasonably requested by the Majority Lenders.

(u) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debt X, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower (i) acknowledges and agrees that the financial information required to be delivered pursuant to Section 8.01(a), (b) and (c) shall be treated as if marked “PUBLIC” for purposes of this paragraph and (ii) shall be under no obligation to mark any other Borrower Materials “PUBLIC.”

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender, promptly after the Borrower obtains knowledge thereof, written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, investigation, arbitration or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof, or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $1,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or other disposition permitted under Section 9.12.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any of its Subsidiaries.

Section 8.05 Performance of Obligations under Term Loan Documents. The Borrower will pay the Term Loan Notes according to the reading, tenor and effect thereof, and the Borrower will, and the Borrower will cause each of its Subsidiaries to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Term Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) to the extent the Borrower or one of its Subsidiaries is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except (other than with respect to Anti-Corruption Laws, applicable AML Laws and applicable Sanctions) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

Section 8.10 Environmental Matters.

(a) The Borrower shall, and shall cause each of its Subsidiaries to: (i) comply, and shall cause its Properties and operations and each of its Subsidiaries and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each of its Subsidiaries to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each of its Subsidiaries to establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five days after the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

(c) The Borrower will, and will cause each of its Subsidiaries to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other material Properties.

Section 8.11 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent or the Majority Lenders all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any of its Subsidiaries, as the case may be, in the Term Loan Documents, including the Term Loan Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Term Loan Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Term Loan Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent or the Majority Lenders, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent (or its designee) to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Term Loan Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Administrative Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Guarantor and the Administrative Agent (if filed by the Administrative Agent) will promptly send the Borrower the filing or recordation information with respect thereto.

Section 8.12 Reserve Reports.

(a) The Borrower will furnish to the Administrative Agent, for distribution to each Lender, substantially concurrently with the distribution of such document to the RBL Administrative Agent, all Reserve Reports, Engineering Reports and title information in connection therewith provided to the RBL Administrative Agent pursuant to the terms of the RBL Credit Agreement; provided that following the termination of the RBL Credit Agreement, the Borrower will furnish to the Administrative Agent, for distribution to each Lender, Reserve Reports, Engineering Reports and title information in the same form and manner, and at the same times, as such reports and information were delivered to the Administrative Agent prior to the termination of the RBL Credit Agreement.

Section 8.13 [Reserved].

Section 8.14 Additional Collateral; Additional Guarantors.

(a) Subject to any applicable limitations set forth in the Term Loan Security Instruments or the Intercreditor Agreement, the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent or its designee as security for the Indebtedness a second-priority Lien interest ( provided the Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Term Loan Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 95% of such total value, provided that other than in connection with the Effective Date and prior to the termination of the RBL Credit Agreement, the time period for execution of such documents shall be governed by the terms of the RBL Credit Agreement relating to the comparable documents securing the Priority Lien Debt and shall include any extensions granted by the Priority Lien Agent thereunder. In addition, to the extent not already subject to the Term Loan Security Instruments, to the extent the Borrower or any Guarantor executes acceleration payment, purchase of assets, or if there is a reconveyance of any TPG JD Subject Assets, the Borrower or such Guarantors will promptly execute Term Loan Security Instruments on such TPG JD Subject Assets. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Term Loan Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

In addition to the foregoing, (i) not later than 30 days after the Closing Date (or such longer period as the Majority Lenders may agree) and (ii) thereafter, within 30 days after the acquisition of any Specified Permian Acreage by the Borrower or any of its Subsidiaries (or such longer period as the Majority Lenders may agree), the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent as security for the Obligations a first-priority Lien (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on (a) in the case of clause (i), the Permian Acreage not already subject to a Lien of the Security Instruments such that after giving effect thereto, to the knowledge of the Borrower and its Subsidiaries, 100% of the Permian Acreage is Mortgaged Property and (b) in the case of clause (ii), the Specified Permian Acreage not already subject to a Lien of the Security Instruments such that after giving effect thereto, to the knowledge of the Borrower and its Subsidiaries, 100% of the Specified Permian Acreage so requested by the Administrative Agent or the Majority Lenders is Mortgaged Property. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Majority Lenders and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

Not later than 30 days after the end of each of fiscal quarter of each fiscal year of the Borrower, Borrower will furnish to the Administrative Agent a report and a certificate in form and substance and in detail reasonably satisfactory to the Majority Lenders certifying that (and attaching the most recent Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi) of the RBL Credit Agreement or any successor provision) and such listing and information as the Administrative Agent (at the written direction of Majority Lenders) may reasonably request to ascertain whether) the Mortgaged Properties represent at least 95% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production, provided that in the event that the Mortgaged Properties do not represent at least 95% of such total value, then, within 30 days after the date the report and certificate are furnished for such fiscal quarter end, the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent or its designee as security for the Indebtedness a second-priority Lien ( provided the Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 95% of such total value.

(b) In the event that (i) any Subsidiary is a Material Domestic Subsidiary or (ii) any Domestic Subsidiary incurs or guarantees any Debt, then the Borrower shall promptly cause such Subsidiary to (A) execute and deliver the Term Loan Guaranty Agreement (or a supplement or joinder thereto, as applicable), (B) execute and deliver a supplement or joinder to the Term Loan Security Agreement pursuant to which such Domestic Subsidiary will grant a Lien and security interest in substantially all of its personal property as contemplated therein. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, pledge all of the Equity Interests of such Subsidiary pursuant to the Term Loan Pledge Agreement (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof; provided, that prior to the termination of the RBL Facilities, any requirement to deliver possessory collateral hereunder shall be satisfied by delivery of, or the grant of control to, as applicable, the RBL Administrative Agent (or any replacement administrative agent under any other RBL Facilities)) and execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent (or its designee) or the Majority Lenders; provided that (y) the foregoing requirements shall not apply to Legacy Reserves Finance Corporation and (z) in no event shall the Borrower or any Subsidiary be required to pledge the Equity Interests of any E&P Subsidiary pursuant to any Term Loan Document; provided, further, that prior to the termination of RBL Credit Agreement, the time period for execution of such documents shall be governed by the terms of the RBL Credit Agreement relating to the comparable documents securing the Priority Lien Debt and shall include any extensions granted by the Priority Lien Agent thereunder.

Section 8.15 ERISA Compliance. The Borrower will promptly furnish, and will cause its Subsidiaries and any ERISA Affiliate to promptly furnish, to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, its Subsidiaries or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, its Subsidiaries or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan, if any (other than a Multiemployer Plan), the Borrower will, and the Borrower will cause each of its Subsidiaries and ERISA Affiliates to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16 Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions ( i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17 E&P Subsidiaries. The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, maintaining separate policies of insurance, furnishing separate financial statements of E&P Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of Borrower and its respective Subsidiaries to be commingled) so that each E&P Subsidiary will be treated as an entity separate and distinct from Borrower and the Subsidiaries (except (i) with respect to the treatment for tax purposes of the Borrower or any Subsidiary holding any interest in an E&P Subsidiary that is regarded as a partnership and (ii) for the common management/directorship between the Borrower and any E&P Subsidiary);

(b) will not, and will not permit any of the Subsidiaries to, incur, assume or suffer to exist any guarantee by the Borrower or such Subsidiary of, or be or become liable for any Debt of any E&P Subsidiary (other than to the extent permitted by Section 9.02(h)); and

(c) will not permit any E&P Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Subsidiary.

Section 8.18 [Reserved].

Section 8.19 Accounts. The Borrower shall, and shall cause each Guarantor to: (i) deposit or cause to be deposited directly, all Cash Receipts into one or more Deposit Accounts in which the Administrative Agent has been granted a second-priority perfected Lien and that, in each case, is subject to a Control Agreement (other than amounts described in the definition of Excluded Accounts which are deposited into Excluded Accounts), (ii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and the Guarantors (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts in which the Administrative Agent has been granted a second-priority perfected Lien and that, in each case, is subject to a Control Agreement and (iii) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and the Guarantors, to be carried or held in one or more Commodity Accounts in which the Administrative Agent has been granted a second-priority perfected Lien and that, in each case, is subject to a Control Agreement.

Section 8.20 Hedging. No later 60 days after the Effective Date, the Borrower shall have entered into Swap Agreements in respect of commodities, the notional volumes for which are at least 75% of the projected production from Proved Developed Producing Properties, as reasonably anticipated as of the Effective Date, for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, each calculated separately for the period commencing on the Effective Date until the two year anniversary of the Effective Date; provided, that, (a) in respect of natural gas, (i) at least 50% of any such Swap Agreements must consist of Swap Agreements (other than any caps, collars, puts or similar instruments) executed with instruments commonly known as “swaps” at a fixed price equal to the executable NYMEX market price at the time of execution and (ii) the remainder of the Swap Agreements must consist of instruments commonly known as “costless collars” with a floor price no less than 85% of the executable NYMEX market price at the time of execution and (b) in respect of crude oil, such Swap Agreements may consistent of either “costless collars” with a floor price no less than 85% of the executable NYMEX market price at the time of execution or “swaps” executed at a fixed price equal to the then executable NYMEX market price. Such Swap Agreements may be modified by the Borrower at any time solely if the following criteria are met (and may not be modified otherwise): (x) such modifications are made in the ordinary course of business, (y) the Borrower is in compliance with this Section 8.20 immediately after such modifications are made, (z) costless collars and “swaps” may be interchangeable, so long as the mix of “swaps” and “costless collars” complies with this provision and pricing of the Swaps that are used to comply with such provision after such modification are consistent with market pricing of the Swaps at the time such Swaps were initially placed, (z) such modification does not involve an upfront cash payment from the Borrower or a cash receipt by the Borrower.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Term Loan Documents have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 9.01 Financial Covenants.

(a) Asset Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter (beginning with the fiscal quarter ending June 30, 2017), the ratio of (a) the sum of (i) PDP PV-10 (as reflected in the most recent Reserve Report delivered either July 1 or December 31 of each year, as the case may be, beginning with the Reserve Report to be delivered on July 1, 2017 (giving pro forma effect to material acquisitions or dispositions since the date of such reports), (ii) the net mark to market value of the Borrower and its Subsidiaries’ Swap Agreements and (iii) the Borrower and its Subsidiaries’ cash and cash equivalents, in each case as of such date to (b) Secured Debt as of such date to be equal to or less than 1.00 to 1.00.

(b) Ratio of Secured Debt to EBITDA. The Borrower will not permit, as of the last day of any fiscal quarter beginning, in the case of this Section 9.01(b), with the fiscal quarter ending on December 31, 2018, the ratio of Secured Debt as of such day to EBITDA for the four fiscal quarters then ending, to be greater than 4.50 to 1.00.

Section 9.02 Debt. Neither the Borrower nor any of its Subsidiaries will incur, create, assume or suffer to exist any Debt, except:

(a) the Term Loan Notes or other Indebtedness arising under the Term Loan Documents (including, for the avoidance of doubt, any Indebtedness arising from the exercise of the PIK Option) or any guaranty of or suretyship arrangement for the Term Loan Notes or other Indebtedness arising under the Term Loan Documents.

(b) accounts payable and other accrued expenses, liabilities or other obligations to pay (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(c) intercompany Debt between the Borrower and any of its Subsidiaries or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of their Wholly-Owned Subsidiaries, and, provided further , that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Term Loan Guaranty Agreement.

(d) endorsements of negotiable instruments for collection in the ordinary course of business.

(e) other Debt not to exceed $10,000,000 in the aggregate at any one time outstanding.

(f) Debt under any Senior Notes existing on the Effective Date or issued after the Effective Date, provided , that (i) at the time of incurring such Debt, (A) no Default has occurred and is then continuing, (B) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence) and (C) the Borrower shall be in compliance with Section 9.01 on a pro forma basis (provided that solely with respect to this provision, reference to “December 31, 2018” in Section 9.01(b) will be replaced with “June 30, 2017”), and (D) the ratio of Total Debt to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination is no greater than 5.25 to 1.00; (ii) such Debt does not have any scheduled amortization prior to one year after the Maturity Date; (iii) such Debt does not mature sooner than one year after the Maturity Date and (iv) the terms of such Debt are not materially more onerous, taken as a whole, than the terms of this Agreement and the other Term Loan Documents.

(g) Permitted Refinancing Debt (it being understood and agreed that a refinancing of a Debt under any RBL Facility will be governed by Section 9.02(j) and not this clause (g) ).

(h) [Reserved].

(i) [Reserved].

(j) Debt under RBL Facilities in an aggregate principal amount not to exceed at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and Guarantors thereunder) the greater of:

(i) the result of (A) $630,000,000 minus (B) the aggregate amount equal to the greater of (1) Borrowing Base reductions and (2) permanent reductions to the commitments, in each case, under the RBL Facilities, attributable to assets that are Disposed after the Effective Date (so long as the proceeds of such Dispositions are used to repay Debt under the RBL Facilities) plus (C) the aggregate amount equal to the lesser of (1) Borrowing Base increases and (2) permanent increases to the commitments, in each case, under the RBL Facilities, attributable to assets of the Borrower and its Subsidiaries after the Effective Date; provided, that in no event shall this clause (i) exceed $630,000,000; and

(ii) the sum of (A) the most recently established Borrowing Base under the RBL Facilities plus (B) any or all of the following which is applicable (but without duplication): (1) the amount of any Borrowing Base Deficiency and (2) any Revolving Credit Exposures in excess of the Aggregate Maximum Credit Amounts (as defined in the RBL Credit Agreement in effect as of the date hereof) resulting from a reduction of the Aggregate Maximum Credit Amounts (as defined in the RBL Credit Agreement in effect as of the date hereof);

provided that after giving pro forma effect to any such Debt to be incurred on any date of determination (other than any Debt under any RBL Facility incurred in exchange for, or proceeds of which are used to replace or refinance, all or any Debt outstanding under any other RBL Facility), the Borrower’s ratio of First Lien Debt to EBITDA (as such ratio is recomputed on such date of determination using (a) First Lien Debt outstanding on such date of determination and (b) EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available) shall not be greater than: (i) 3.50 to 1.00, at any time during the period from and including the Effective Date through December 31, 2016, (ii) 3.25 to 1.00, at any time during the fiscal quarter ending March 31, 2017, (iii) 3.00 to 1.00, at any time during the fiscal quarter ending June 30, 2017 and (iv) 2.50 to 1.00, at any time on or after July 1, 2017. Notwithstanding the foregoing, if the Borrower is not permitted to incur Debt under RBL Facilities based on the ratios of First Lien Debt to EBITDA set forth above, it may borrow up to $30 million at any time outstanding under RBL Facilities if needed to meet temporary working capital needs.

(k) Debt in respect of Secured Swap Obligations and Secured Cash Management Obligations.

Section 9.03 Liens. Neither the Borrower nor any of its Subsidiaries will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness (including, for the avoidance of doubt, any Indebtedness arising from the exercise of the PIK Option).

(b) Excepted Liens.

(c) Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(c) shall not exceed $5,000,000 at any time.

(d) [Reserved].

(e) [Reserved].

(f) Liens on assets of the Borrower and Guarantors securing (i) Debt under the RBL Facilities permitted to be incurred pursuant to Section 9.02(j) and (ii) any Secured Swap Obligations and Secured Cash Management Obligations permitted to be incurred pursuant to Section 9.02(k) , provided , that any such Liens are subject to the Intercreditor Agreement.

Section 9.04 Dividends, Distributions and Redemptions; Repayment of Senior Notes and Priority Lien Debt.

(a) Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of their Property to their respective Equity Interest holders, except (i) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests, (iii) so long as both before and immediately after giving effect to such Restricted Payment, (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Borrower has unused commitments under the RBL Facilities of not less than 15% of the total commitments then in effect thereunder and (C) the ratio of Total Debt as of such time (including the effect of any borrowings used to make such Restricted Payment) to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available is equal to or less than 4.00 to 1.00, the Borrower may declare and pay cash dividends to its Equity Interest holders of Available Cash in accordance with the

Partnership Agreement; provided that such distributions shall not exceed 90% of the aggregate amount of Available Cash in any 12 consecutive month period, (iv) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of equity securities, limited partnership interest or units of the Borrower not to exceed $2,500,000 in the aggregate since the Closing Date, from employees, former employees, directors or former directors of the Borrower or its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the general partner of the Borrower under which such equity securities, limited partnership interest or units were granted, issued or sold and (v) the Borrower may redeem, repurchase or otherwise acquire preferred equity securities, preferred limited partnership interests or preferred units of the Borrower from the holders thereof: (1) with the Net Cash Proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower or in exchange solely for Equity Interests (other than Disqualified Capital Stock) of the Borrower or (2) so long as both before and immediately after giving effect to such redemption, repurchase or acquisition, (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Borrower has unused Commitments of not less than 15% of the total Commitments then in effect and (C) the ratio of Total Debt as of such time to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available is equal to or less than 4.00 to 1.00.

(b) Redemption of Senior Notes.

(i) The Borrower will not, and will not permit any Subsidiary to, prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Notes except for redemptions using the proceeds of the Loans on terms to be approved by the Borrower and GSO (or, if at any time GSO and its managed, advised or sub-advised funds hold no Loans hereunder, the Majority Lenders) or in connection with a Permitted Refinancing.

(ii) Notwithstanding anything herein or in any Loan Document to the contrary, to the extent the Borrower or any of its Subsidiaries owns on the Effective Date or acquires any Debt issued or incurred by the Borrower or such Subsidiary (including any Senior Notes) that is not immediately cancelled, repaid or otherwise terminated, (A) the Borrower will not, and will not permit any Subsidiary to, issue, reissue, assign or otherwise transfer such Debt to any Person and (B) the Borrower will, and will cause its Subsidiaries to, pledge, collaterally assign and grant a valid and perfected Lien thereon to the Administrative Agent pursuant to and within the time periods required under the Term Loan Documents.

(c) Amendment of Senior Indentures and Priority Lien Documents.

(i) The Borrower will not, and will not permit any Subsidiary to amend, refinance, modify, waive or otherwise change, consent or agree to any amendment, supplement, refinancing, modification, waiver or other change to, any of the terms of the Senior Notes if the effect thereof would be to (a) shorten its maturity or average life or increase or accelerate the amount of any payment of principal thereof or (b) increase the prepayment premium thereon, or increase the rate or shorten any period for payment of interest thereon.

(ii) The Borrower will not, and will not permit any Subsidiary to amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the Priority Lien Documents if such amendment, supplement, modification, waiver or other change would violate Section 4.05(a) of the Intercreditor Agreement or if such Priority Lien Document (after giving effect to such amendment, supplement, modification, waiver or other change), would not satisfy the conditions set forth in the definition of RBL Facility.

Section 9.05 Investments, Loans and Advances. Neither the Borrower nor any of its Subsidiaries will make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements.

(b) accounts receivable arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $250,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g) Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor, and (iii) made by the Borrower or any Guarantor in Subsidiaries that are not Guarantors, provided that the aggregate of all Investments made by the Borrower and the Guarantors in or to all Subsidiaries that are not Guarantors shall not exceed $20,000,000 at any time, and only to the extent an Event of Default or Borrowing Base Deficiency does not exist and would not result from making such Investments.

(h) Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “ venture ”) entered into by the Borrower or any of its Subsidiaries with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $20,000,000, and only to the extent an Event of Default or Borrowing Base Deficiency does not exist and would not result from making such Investments.

(i) subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, and only to the extent an Event of Default or Borrowing Base Deficiency does not exist and would not result from making such Investments.

(j) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time.

(k) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.05(i) exceeds $250,000.

(l) Investments in or to any E&P Subsidiary shall not exceed, at the time such Investment is made, when aggregated with the amount of all such Investments in E&P Subsidiaries (at the time such Investments were made), an amount equal to $15,000,000 and no Default or Event of Default exists or would exist at the time any such Investment is made.

Section 9.06 Nature of Business. Neither the Borrower nor any of its Subsidiaries will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Borrower will not, and will not permit any of its Subsidiaries to, operate its business outside the geographical boundaries of the United States.

Section 9.07 [Reserved].

Section 9.08 Proceeds of Loans; OFAC. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Term Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 9.09 ERISA Compliance. The Borrower and its Subsidiaries will not at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC.

(c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto.

(d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “ actuarial present value of the benefit liabilities ” shall have the meaning specified in section 4041 of ERISA.

(f) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any of its Subsidiaries or with respect to any ERISA Affiliate of the Borrower or any of its Subsidiaries if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10 [Reserved].

Section 9.11 Mergers, Etc.. None of the Borrower or its Subsidiaries may, directly or indirectly, (x) consolidate or merge with or into another Person (whether or not the Borrower or Subsidiary is the survivor), or (y) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person, unless:

(a) either (i) the Borrower or such Subsidiary is the survivor or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower or such Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia (and, to the extent reasonably required by the Administrative Agent, the Administrative Agent shall have received satisfactory results of all investigations conducted by the Administrative Agent under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act, with respect to such Person);

(b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower or such Subsidiary) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Borrower or such Subsidiary under this Agreement pursuant to an agreement in a form reasonably satisfactory to the Administrative Agent and the Majority Lenders;

(c) immediately after such transaction no Default or Event of Default exists;

(d) in the case of a transaction involving the Borrower, immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four quarter period, the Borrower shall be in compliance with Section 9.01 (provided that solely with respect to this provision, reference to “December 31, 2018” will be replaced with “June 30, 2016”); and

(e) the Borrower or such Subsidiary has delivered to the Administrative Agent an Officers’ Certificate stating that such consolidation, merger or disposition and such supplemental agreement (if any) comply with this Agreement.

Notwithstanding the restrictions described in the foregoing clause (d), any Subsidiary may consolidate with, merge into or dispose of all or part of its properties and assets to the Borrower without complying with the preceding clause (d) in connection with any such consolidation, merger or disposition.

Notwithstanding anything to contrary in this Section 9.11, the Borrower may reorganize as any other form of entity in accordance with the following procedures provided that:

(1)	the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Borrower into a form of entity other than a limited partnership formed under Delaware law;

(2)	the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)	the entity so formed by or resulting from such reorganization assumes all the obligations of the Borrower under this Agreement pursuant to agreements reasonably satisfactory to the Administrative Agent and the Majority Lenders;

(4)	immediately after such reorganization no Default or Event of Default exists; and

(5)	such reorganization is not materially adverse to the Lenders (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Lenders solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Section 9.12 Sale of Properties. The Borrower will not, and will not permit any of its Subsidiaries to, sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) farmouts of undeveloped acreage and assignments in connection with such farmouts (i) pursuant to the terms of the TPG Development Agreement and solely comprising TPG JD Subject Assets (as such term is defined on the Effective Date) or (ii) with respect to which the Borrower or a Subsidiary retains an overriding royalty interest above a 75% net revenue interest in such disposed Property;

(c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; provided that the total fair market value of such equipment being sold or transferred does not exceed $250,000 during any 12-month period;

(d) [Reserved];

(e) [Reserved];

(f) sales and other dispositions of Properties not regulated by Section 9.12(a) to (e) having a total fair market value not to exceed $500,000 during any 12-month period;

(g) sales or other dispositions of any Equity Interests in an E&P Subsidiary; and

(h) any other disposition so long as:

(i) no Default or Event of Default is occurring or would result therefrom;

(ii) the Borrower or Subsidiary, as the case may be, receives consideration at the time of such disposition at least equal to the fair market value of the assets sold or otherwise disposed of;

(iii) in the case of dispositions with respect to which the total consideration received is greater than or equal to $1,000,000, then at least 75% of the consideration received by the Borrower or such Subsidiary, as the case may be, therefrom is in the form of cash or Cash Equivalents; provided that, to the extent such disposition consists of non-cash consideration received by Borrower or its subsidiaries, such non-cash consideration that constitutes any property will be mortgaged pursuant to the Term Loan Security Instruments; and

(iv) within 365 days after the receipt of any Net Cash Proceeds from a disposition made pursuant to Section 9.12(h) only, and not for any other dispositions, the Borrower or applicable Subsidiary may apply such Net Cash Proceeds:

(1) to repay any RBL Facility and permanently reduce the commitments or the Borrowing Base thereunder in equal amount, or

(2) in aggregate amount not to exceed $75,000,000 in the aggregate from and after the Effective Date:

(A) to invest or reinvest in any assets or property that are not classified as current assets under GAAP and that are used or useful in the business of the Borrower and its Subsidiaries or any business ancillary thereto; or

(B) to make capital expenditures;

(for the avoidance of doubt, it is agreed and understood that prior to making any such reinvestment or making any such capital expenditure under clause (iv)(2)(A) or (B) above, the Borrower and its Subsidiaries may first apply any such Net Cash Proceeds to any RBL Facility)

provided that Borrower shall deliver a notice of its intent to reinvest Net Cash Proceeds from the Disposition a “Reinvestment Notice” to the Administrative Agent and the Lenders within 5 Business Days of the receipt by the Borrower or any Guarantor of such Net Cash Proceeds. Net Cash Proceeds from Dispositions that are not applied or invested as provided in this section shall constitute “ Excess Cash Proceeds ” and shall be applied in accordance with Section 3.04(c)(iv).

Notwithstanding anything in this Agreement or in any Term Loan Document to the contrary, the Borrower will not, directly or indirectly, sell or otherwise dispose of any Equity Interests in any Subsidiary other than an E&P Subsidiary or a Subsidiary that is not a Material Domestic Subsidiary, unless such sale or other disposition is of 100% of the Equity Interest owned by the Borrower and its Subsidiaries in such Subsidiary.

Section 9.13 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, violate or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.14 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) (each, an “Affiliate Transaction”), unless

(i) such Affiliate Transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; and

(ii) the Borrower delivers to the Administrative Agent and Lenders:

(A)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million but less than or equal to $50.0 million, an officers’ certificate of a Responsible Officer certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 9.14 ; or

(B)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an officers’ certificate of a Responsible Officer certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 9.14 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by either the conflicts committee of the board of directors of the general partner of the Borrower (or the board of directors of the Borrower to the extent the Borrower ceases to have a general partner) (so long as the members of the conflicts committee approving the Affiliate Transaction or series of related Affiliate Transactions are disinterested) or a majority of the disinterested members of the board of directors of the general partner of the Borrower (or the board of directors of the Borrower to the extent the Borrower ceases to have a general partner) pursuant to a resolution set forth in such officers’ certificates.

Section 9.15 Subsidiaries. The Borrower shall have no Subsidiaries other than Wholly-Owned Subsidiaries. The Borrower shall not, and shall not permit its Subsidiaries to, create or acquire any additional Subsidiary (or designate an E&P Subsidiary to no longer be an E&P Subsidiary) unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 1.06, Section 8.14(b) and Section 8.17. Unless permitted by Section 9.12, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any of its Subsidiaries. The Borrower shall have no Foreign Subsidiaries.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Term Loan Security Instruments or any RBL Loan Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Subsidiaries that would require the Borrower or such Subsidiary to deliver, in the aggregate, two percent (2%) or more of the monthly production of Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.18 Swap Agreements. Neither the Borrower nor any of its Subsidiaries will enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Total Proved Reserves (provided that proved developed non-producing and proved undeveloped reserves shall not in the aggregate constitute more than 25% of Total Proved Reserves) for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, each calculated separately (for purposes of the foregoing, natural gas liquids volumes may he hedged directly or for crude oil volumes in a 2:1 ratio), for each of the next five succeeding calendar years, provided that upon the date the Borrower or any of its Subsidiaries signs a definitive acquisition agreement for any acquisition of Property or Equity Interests of any Person not prohibited by this Agreement, Swap Agreements may be entered into for 85% of the reasonably anticipated projected production from Proved Developed Producing Properties the subject of such acquisition (provided that should such acquisition fail to close within 60 days of the date the Borrower or any of its Subsidiaries signing such definitive acquisition agreement, the Borrower shall, or shall cause such Subsidiary, to terminate or unwind such Swap Agreements entered into in respect of such acquisition such that the Borrower or its Subsidiaries are in compliance with clause (a)(ii) above), excluding the effect of the provision for pending acquisitions, floor options may be purchased limited to total notional volumes of all Swap Agreements and puts options not exceeding 100% of projected production from Proved Developed Producing Properties as described in (a)(ii) above, and (b) Swap Agreements in respect of interest rates, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any of its Subsidiaries to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

Section 9.19 New Accounts. The Borrower will not, and will not permit any Guarantor to, open or otherwise establish, or deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other property into, any Deposit Account, Securities Account or Commodity Account other than (a) any Deposit Account, Securities Account and Commodity Account in which the Administrative Agent has been granted a second-priority perfected Lien and that, in each case, is subject to a Control Agreement or (b) any Excluded Account (solely with respect to amounts referred to in the definition thereof).

Section 9.20 Volumetric Production Payment. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, grant, issue or otherwise enter into any Volumetric Production Payment, forward sale agreement or other sales of Hydrocarbons in place that would require any Borrower or Guarantor to deliver Hydrocarbons at some future time without receipt by the Borrower and the Guarantors of full payment therefor at such future time or sale of royalty interests or overriding royalty interests; provided however, nothing herein shall limit the ability of a Borrower or Guarantor to (i) enter into gas balancing arrangements, (ii) settle gas imbalances and (iii) (A) perform on take or pay contracts, (B) deliver Hydrocarbons in accordance with the terms of any Hydrocarbon Lease to a party thereto, or (C) enter into midstream or marketing contracts in the ordinary course of business for sale of Hydrocarbons, in the case of clauses (iii)(A), (iii)(B) and (iii)(C), as and when produced.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Term Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with any Term Loan Document or any amendment or modification of any Term Loan Document or waiver under such Term Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Term Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in, Section 7.21(a), 8.01(m), Section 8.01(n), Section 8.02, Section 8.03 or in ARTICLE IX.

(e) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Term Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or any of its Subsidiaries otherwise becoming aware of such default.

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice and cure period).

(g) (i) any event or condition occurs (after giving effect to any notice or cure period) that results in any Material Indebtedness (other than any RBL Facility or any Secured Swap Obligations) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than any RBL Facility or any Secured Swap Obligations) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than any RBL Facility or any Secured Swap Obligations) to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any of its Subsidiaries to make an offer in respect thereof or (ii) any event or condition occurs (after giving effect to any notice or cure period) (A) that results in any RBL Facility or any or any Secured Swap Obligations becoming due prior to its scheduled maturity or (B) on account of a missed payment that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any RBL Facility or any or any Secured Swap Obligations or any trustee or agent on its or their behalf to (x) cause any RBL Facility or any or any Secured Swap Obligations to become due, or (y) require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any of its Subsidiaries to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any member of the Borrower shall make any request or take any action for the purpose of calling a meeting of the members of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs.

(j) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any of its Subsidiaries or any combination thereof; and, in case of each of clause (i) or (ii), the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

(l) the Term Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any of its Subsidiaries shall so state in writing.

(m) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,000,000 in any year.

(n) the Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any Guarantor, any trustee, agent or representative of any of the holders of the Priority Lien Debt, any of the holders of the Priority Lien Debt, or any other party thereto, or shall be repudiated by any of them, or cease to establish the relative Lien priorities required or purported thereby, or the Borrower, any Guarantor, any trustee, agent or representative of any of the holders of the Priority Lien Debt, any of the holders of the Priority Lien Debt, or any of their respective Affiliates shall so state in writing.

(o) [Reserved].

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the written request of the Majority Lenders, shall by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Term Loan Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Term Loan Notes and the other Term Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments, if any, shall automatically terminate, the Term Loan Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Term Loan Notes and the other Term Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans or the Term Loan Notes, whether by acceleration or otherwise, shall be applied:

(i) first , to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second , pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third , pro rata to payment of accrued interest on the Loans;

(iv) fourth , pro rata to payment of principal outstanding on the Loans;

(v) fifth , pro rata to any other Indebtedness; and

(vi) sixth , any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Section 10.03 Disposition of Proceeds. The Term Loan Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Term Loan Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Term Loan Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or its Subsidiaries.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment; Powers. Each of the Lenders hereby irrevocably appoints Cortland to act on its behalf as the Administrative Agent hereunder and under the other Term Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Term Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall have no duties or obligations except those expressly set forth in the Term Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Term Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Term Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Term Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Term Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Term Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Term Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Term Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02); provided that (i) the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Term Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (ii) all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Term Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Term Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Term Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders hereby waive the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Term Loan Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06 Resignation or Removal of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders and the Borrower. The Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”) or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Whether or not a successor has been appointed, the resigning Administrative Agent’s resignation shall become effective in accordance with its notice of resignation on the Resignation Effective Date and, except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above in this

Section 11.06. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Administrative Agent and Lenders. Each Person serving as an Agent hereunder shall, if applicable, have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Term Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Term Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Term Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Kaye Scholer LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Term Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Term Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Term Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Term Loan Documents, provided that the Borrower shall deliver to the Administrative Agent a written certification by a Responsible Officer of the Borrower stating that such transaction is in compliance with the this Agreement and the other Term Loan Documents (and the Lenders by accepting the benefits hereof hereby authorize and direct the Administrative Agent to conclusively rely on such certification in performing its obligations under this Section 11.10).

Section 11.11 [Reserved].

Section 11.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Term Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that, except to the extent that Administrative Agent has resigned pursuant to Section 11.06, (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Term Loan Guaranty Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent, for the benefit of the Lenders in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Lenders in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Majority Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Indebtedness as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition. The Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Indebtedness (including accepting some or all of the Collateral in satisfaction of some or all of the Indebtedness pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Indebtedness owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Indebtedness with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02), (iii) the Administrative Agent shall be authorized to assign the relevant Indebtedness to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Indebtedness to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action, and (iv) to the extent that Indebtedness that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Indebtedness assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Indebtedness shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Indebtedness that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i) if to the Borrower, to it at

Legacy Reserves LP

303 West Wall Street, Suite 1800

Midland, Texas 79701

Attention: James Daniel Westcott

Email: dwestcott@legacylp.com

Phone: 432-689-5217

(ii) if to the Administrative Agent, to it at

Cortland Capital Market Services LLC

225 W. Washington Street, 21st Floor

Chicago, IL 60606

Attention: Ryan Morick and Legal Department

Telecopy no.: (312) 562-5072

E-mail: ryan.morick@cortlandglobal.com; legal@cortlandglobal.com with a copy (which copy shall not constitute notice) to:

Kaye Scholer LLP

250 W. 55th Street

New York, NY 10019

Attention: Alan Glantz

Telecopy no.: (212) 836-6763

E-mail: alan.glantz@kayescholer.com

(iii) if to any other Lender, in its capacity as such, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower or any Guarantor may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrower and the Administrative Agent may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by written notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent in writing from time to time to ensure that the Administrative Agent has on record (A) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (A) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (A) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (A) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Term Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Term Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Term Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Term Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Term Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) [reserved], (iii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Term Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Term Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 10.02(c) or any provisions of this Section 12.02(b) or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than a Defaulting Lender); (vii) [reserved], (viii) release any Guarantor (except as set forth in the Term Loan Guaranty Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to be less than 95%, without the written consent of each Lender (other than a Defaulting Lender) and each Secured Swap Party, or (ix) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Term Loan Documents or make any determination or grant any consent hereunder or any other Term Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Term Loan Document without the prior written consent of the Administrative Agent and (ii) the Administrative Agent Fee Letter may only be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (B) any Term Loan Security Instrument may be supplemented to add additional collateral or join additional Persons as Guarantors with the consent of the Administrative Agent, and (C) the Borrower and the Administrative Agent may amend this Agreement or any other Term Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Term Loan Document.

Section 12.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by (A) the Administrative Agent and its Affiliates and (B) GSO, including, in each case, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in each case, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to each of the Administrative Agent and GSO as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Term Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Term Loan Security Instrument or any other document referred to therein, (iii) [Reserved], (iv) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Term Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER TERM LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER TERM LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OF ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY TERM LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE TERM LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE TERM LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE TERM LOAN SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ITS SUBSIDIARIES OR ANY OF THEIR PROPERTIES, INCLUDING

WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE TERM LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent thereof) or such Related Party of the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or if such unreimbursed expense or indemnity is sought after the date on which the Loans have been paid in full, in accordance with such Lender’s Applicable Percentage immediately prior to the date on which the Loans are paid in full)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or sub-agent thereof) in its capacity as such or against any Related Party of the Administrative Agent (or sub-agent thereof) acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Term Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor.

(f) The agreements in this Section 12.03 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Indebtedness.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (1) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender, immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (x) an Administrative Questionnaire, (y) any tax forms to the extent required by Section 5.03 and (z) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act requested by the Administrative Agent, the results of which investigation by the Administrative Agent under such “know-your-customer” and anti-money laundering rules and regulations shall be satisfactory to the Administrative Agent;

(E) no such assignment shall be made to the Borrower, any Affiliate of the Borrower, a Defaulting Lender (or any entity who, upon becoming a Lender hereunder, would constitute a Defaulting Lender), any Affiliate of a Defaulting Lender or a natural person; and

(F) for the 24 month period following Effective Date, no assignment will result in GSO owning, collectively, less than 51% of the Loans without prior written consent of the Borrower, and the Borrower agrees that any time after the 24 month period following the Effective Date, such consent will not be unreasonably withheld; provided , that, such restrictions on assignment shall not apply (1) to transfers to (x) Affiliates of GSO, or (y) any Person that is not an Affiliate of GSO, so long as such transfer is of 49% or less of the Loans and (2) after the 24 month period following the Effective Date, upon the occurrence and during the continuation of an Event of Default.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “ Register ”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms to the extent required by Section 5.03 (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (1) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “ Participant ”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii) the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b) (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the entitlement to receive a greater payment results from a Change in Law after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender (it being understood that the documentation required under Section 5.01 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Term Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Term Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Term Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Term Loan Document shall continue in full force and effect. In such event, each Term Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Term Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER TERM LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Term Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any of its Subsidiaries against any of and all the obligations of the Borrower or any of its Subsidiaries owed to such Lender now or hereafter existing under this Agreement or any other Term Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Term Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE TERM LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE TERM LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. The Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Affiliates’ Related Parties or to any Lender’s current or prospective funding sources and to other Persons authorized by such Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this paragraph (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Term Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Term Loan Document or any suit, action or proceeding relating to this Agreement or any other Term Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and their obligations, (g) with the consent of the Borrower (h) to (i) any rating agency in connection with rating the Borrower or the Loans and Commitments or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans and Commitments, (i) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by GSO or any of its Affiliates or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Term Loan Documents or any agreement entered into in connection with or as security for the Term Loan Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Term Loan Documents or agreements or otherwise in connection with the Term Loan Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Term Loan Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Term Loan Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER TERM LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER TERM LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER TERM LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER TERM LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER TERM LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER TERM LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 [Reserved].

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Term Loan Documents, and the agreement of the Lenders to make Loans are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Term Loan Document against the Administrative Agent or any Lender for any reason whatsoever. There are no third party beneficiaries other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16 USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender and the Administrative Agent to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

Section 12.17 Non-Fiduciary Status. The arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand. The Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Term Loan Documents; the Administrative Agent and each Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and neither the Administrative Agent nor any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Term Loan Documents. The Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18 [Reserved].

Section 12.19 General Partner Liability. The Lenders agree for themselves and their respective successors and assigns, including any subsequent holder of any Term Loan Note, no claim arising against the Borrower under any Term Loan Document shall be asserted against Legacy Reserves GP, LLC (or any member, manager, officer, director, partner, employee, or agent of Legacy Reserves GP, LLC) and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement, such Term Loan Note or any of the other Term Loan Documents shall be obtained or enforced against Legacy Reserves GP, LLC or its assets for the purpose of obtaining satisfaction and payment of such Term Loan Note, the Indebtedness evidenced thereby or any claims arising thereunder or under this Agreement or any other Term Loan Document, any right to proceed against Legacy Reserves GP, LLC (or any member, manager, officer, director, partner, employee, or agent of Legacy Reserves GP, LLC) individually or its assets being hereby expressly waived, renounced and remitted by the Lenders for themselves and their respective successors and assigns. Nothing in this Section 12.19, however, shall be construed so as to prevent the Administrative Agent, any Lender or any other holder of any Term Loan Note from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon Legacy Reserves GP, LLC for the purpose of (i) obtaining jurisdiction over the Borrower; or (ii) obtaining judgment, order or execution against Legacy Reserves GP, LLC arising out of any fraud or intentional misrepresentation by Legacy Reserves GP, LLC in connection with the Term Loan Documents or of recovery of moneys received by Legacy Reserves GP, LLC in violation of the terms of this Agreement.

Section 12.20 [Reserved].

Section 12.21 INTERCREDITOR AGREEMENT.

(a) EACH LENDER HEREBY (I) INSTRUCTS AND AUTHORIZES THE ADMINISTRATIVE AGENT TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT ON ITS BEHALF, (II) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT TO EXERCISE ALL OF THE ADMINISTRATIVE AGENT’S RIGHTS AND TO COMPLY WITH ALL OF ITS OBLIGATIONS UNDER THE INTERCREDITOR AGREEMENT, (III) AGREES THAT THE ADMINISTRATIVE AGENT MAY TAKE ACTIONS ON ITS BEHALF AS IS CONTEMPLATED BY THE TERMS OF THE INTERCREDITOR AGREEMENT, AND (IV) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF THE INTERCREDITOR AGREEMENT SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.

(b) EACH LENDER ACKNOWLEDGES THAT IT HAS REVIEWED AND IS SATISFIED WITH THE TERMS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT AND ACKNOWLEDGES AND AGREES THAT SUCH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

Section 12.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Term Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Term Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Term Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first written above.

BORROWER:

LEGACY RESERVES LP, a Delaware limited partnership

By:	Legacy Reserves GP, LLC
Its:	General Partner

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Executive Vice President and Chief Financial Officer

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TERM LOAN CREDIT AGREEMENT

LEGACY RESERVES OPERATING LP, a Delaware limited partnership

By:	Legacy Reserves Operating GP LLC
Its:	General Partner
By:	Legacy Reserves LP
Its:	Sole Member
By:	Legacy Reserves GP, LLC
Its:	General Partner

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Executive Vice President and Chief Financial Officer

LEGACY RESERVES OPERATING GP LLC, a Delaware limited liability company

By:	Legacy Reserves LP
Its:	Sole Member
By:	Legacy Reserves GP, LLC
Its:	General Partner

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Executive Vice President and Chief Financial Officer

LEGACY RESERVES SERVICES, INC.,

a Texas corporation

LEGACY RESERVES ENERGY

SERVICES, INC., a Texas limited liability company

DEW GATHERING LLC, a Texas limited liability company

PINNACLE GAS TREATING LLC, a Texas limited liability company

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Executive Vice President and Chief Financial Officer

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TERM LOAN CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

	By:	/s/ Polina Arsentyeva
	Name:	Polina Arsentyeva
	Title:	Associate Counsel

SIGNATURE PAGE TO

TERM LOAN CREDIT AGREEMENT

LENDERS:	GSO ENERGY SELECT OPPORTUNITIES FUND LP

	By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO ENERGY PARTNERS-A LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ENERGY PARTNERS-B LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ENERGY PARTNERS-C LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ENERGY PARTNERS-C II LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ENERGY PARTNERS-D LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

SIGNATURE PAGE TO

TERM LOAN CREDIT AGREEMENT